Exhibit 16.2








June 19, 2003




Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for Cascade Entertainment Group, LLC (the Company) and, under the date of May 1, 2002, we reported on the financial statements of the Company as of December 31, 2001 and 2000 and for each of the years in the two-year period ended December 31, 2001. On January 7, 2003, we resigned.

We have read the Company's statements included under Item 14 of this Form S-4 regarding the change in independent accountants for Cascade Entertainment Group, LLC, and we agree with such statements.

Very truly yours,


/s/ KPMG LLP